Exhibit 99.1

FOR IMMEDIATE RELEASE

October 20, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS APPOINTS

FRANK ESPOSITO TO ITS BOARD OF DIRECTORS

Brick Top Productions, Inc. (otcqb:BTOP), known for its award winning, heart pounding entertainment, is pleased to announce that it has appointed Frank Esposito to its Board of Directors.

Frank Esposito, former general counsel to several notable production companies and previously counsel to software development and social media companies has also represented myriad artists, including a Grammy Award nominee and feature film directors.  He has been serving as Brick Top's Chief Legal Officer since July, 2014.  He will continue to assist Chief Executive Officer, Alexander Bafer, in creating, communicating and sustaining Brick Top's corporate vision and strategic initiatives.

Mr. Bafer, leading Brick Top and its subsidiaries, commented, "Together with our stand out management team, Frank has helped grow Brick Top tremendously over the past few months.  Our share price has risen from $0.43 to $1.50 since he came on board.  We firmly believe that his experience and insight from the worlds of business and entertainment will allow Brick Top to fulfill its goal of not only producing, selling and distributing feature films and television content, but of acquiring the assets necessary to do so at scale, driving our revenues and share price even higher."

Mr. Esposito commented, "I am honored that Mr. Bafer appointed me to the Board of a leading entertainment and media company like Brick Top.  His vision is incredible.  I am pleased that I have the opportunity to assist him in bringing it to fruition.  I have extremely high expectations for Brick Top."

Brick Top Productions represents the newest thinking in entertainment industry profitability.  Utilizing an amalgam of business philosophies from its impressive management team, Brick Top focuses on growth and efficiency.  Brick Top has already proven itself with Emmy Award winning quality.

Our development plan combines modern business strategy with old-fashioned industry experience.  Our initial acquisition, Emmy Award winning High Five Entertainment, has given us highly regarded, industry leading talent.  We have matched that talent with new and existing property development.  By targeting additional revenue positive entertainment companies, we expect to achieve increased profitability.  We have produced ground breaking entertainment and will continued to do so.

For more information on Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.com. Brick Top’s most recent regulatory filings and financial information can also be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.